Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 22, 2019, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-234334) and related Prospectus of Phillips 66 Partners LP for the registration of up to $250,000,000 of its common units.
/s/ Ernst & Young LLP

Houston, Texas
November 21, 2019